EXHIBIT 99.3

CONFIDENTIAL

EXCO Resources, Inc.
12377 Merit Drive, Suite 1700
Dallas, Texas  75251

January 26, 2011

OCM Principal Opportunities Fund III, L.P.
OCM Principal Opportunities Fund IIIA, L.P.
OCM Principal Opportunities Fund IV Delaware, L.P.
OCM Exco Holdings, LLC
333 South Grand Avenue, 28th Floor
Los Angeles, California  90071

Ladies and Gentlemen:

In connection with the consideration of a possible negotiated buyout transaction (the “Transaction”) involving you and EXCO Resources, Inc., a Texas corporation (the “Company,” which term shall, for purposes of this letter agreement, include its subsidiaries), the Special Committee of the Board of Directors of the Company formed on November 3, 2010 (the “Special Committee”) is prepared to make available to you, on behalf of the Company, certain information concerning the Company, upon the terms and subject to the conditions set forth in this letter agreement.  As a condition to such information being furnished to you, you agree to comply with all the terms of this letter agreement.  In addition, the Special Committee, on behalf of the Company, hereby informs you that you have been deemed an “Approved Financing Source” of Douglas H. Miller (“Mr. Miller”), as such term is defined in the letter agreement (the “Miller NDA”), dated January 12, 2011, among the Special Committee, the Company and Mr. Miller.

1.             Definitions.

1.1           Evaluation Material.  The term “Evaluation Material” shall mean all information, data, reports, interpretations, forecasts, business plans and records, financial or otherwise, whether written, oral, electronic, visual or otherwise, concerning or related to the Company, any of its subsidiaries or joint ventures, or any of the businesses, properties, assets, operations, products, services, liabilities, condition (financial or otherwise), employees, prospects and/or results of operations of any of the foregoing (whether prepared by the Company, any of its Representatives (as defined below) or otherwise) that previously has been or may be furnished to you or any of your Representatives by or on behalf of the Company, the Special Committee or any of their respective Representatives, either directly or indirectly by or on behalf of any Miller Party (as defined below) or through one of your Approved Financing Sources (as defined below) (collectively, “Information”), as well as all notes, analyses, compilations, summaries, extracts, studies, interpretations or other materials prepared by you or any of your Representatives, but only to the extent that the foregoing contain, reflect or are based upon any Information (“Derivative Information”).  The term “Evaluation Material” shall also be deemed to include, without limitation, the status or terms and conditions of any discussions or negotiations taking place concerning a possible Transaction or any similar transaction.  The term “Evaluation

Material” does not include information or any portion thereof that (i) is or becomes generally available to the public (other than as a result of a disclosure by you or any of your Representatives in violation of this letter agreement or any other obligation of confidentiality to the Company), (ii) was within your possession without being subject to any contractual, legal, fiduciary or other obligation of confidentiality to the Company with respect to such Information prior to it being furnished to you by or on behalf of the Company, the Special Committee or any of their respective Representatives (other than in the capacity of any director of the Company who is also personnel of you when acting in such capacity, in which case this clause (ii) shall not be applicable), or (iii) becomes available to you on a non-confidential basis from a source other than the Company or its Representatives (other than in the capacity of any director of the Company who is also personnel of you when acting in such capacity, in which case this clause (iii) shall not be applicable); provided, that such source is not actually known by you, after reasonable inquiry, to be bound by a confidentiality obligation (whether by agreement or otherwise) to the Company or any of its Representatives (including the Special Committee).

1.2           Other Definitions.  As used in this letter agreement:

(i)           The term “affiliate” shall have the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act;

(ii)           The term “Acquisition Transaction” shall mean (a) any merger, consolidation or other business combination, or liquidation, reorganization, or similar transaction that results in any person or group directly or indirectly owning 50% or more of the voting securities of the Company, (b) the acquisition or sale (through tender or exchange offer, issuance or otherwise) of 50% or more of the voting securities of the Company, (c) the sale, lease or other actual or effective disposition of 50% or more of the assets of the Company based on the least of the book value or fair market value of such assets or the percentage of revenues or net income generated by such assets during the 12 months ending on December 31, 2010, or (d) any combination of the foregoing, whether as a single transaction or a series of transactions;

(iii)           The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules, regulations and schedules promulgated thereunder;

(iv)           The term “Fully Financed” shall mean, when used with respect to an offer, having financing for such offer (a) in an amount sufficient to pay the purchase price and any transaction fees in connection with, and to refinance any debt that is reasonably expected to become payable upon consummation of, an Acquisition Transaction that constitutes a Superior Proposal and (b) that is evidenced by executed commitment papers and/or executed definitive financing documentation from one or more bona fide financing sources with aggregate sufficient capital to provide such financing, which commitment papers and/or documentation contain terms and conditions customary for transactions of this type and size of transaction;

(v)           The term “group” shall have the meaning given to that term (or as that term is used) in Section 13(d)(3) of the Exchange Act;

(vi)           The term “Miller Party” shall mean any of (a) Mr. Miller, (b) Mr. Miller’s Representatives (solely for such purpose, as such term is defined in the Miller NDA, which for the avoidance of doubt, includes any of Mr. Miller’s Approved Financing Sources (as such term is defined in the Miller NDA)), (c) Representatives of any Approved Financing Source (as such term is defined in the Miller NDA) of Mr. Miller or (d) any director of the Company that is also personnel of an Approved Financing Source (as such term is defined in the Miller NDA) of Mr. Miller, but which shall in no event include the Company or any of its subsidiaries or joint ventures for purposes of this definition.

(vii)           The term “person” shall be broadly interpreted to include any individual, corporation, partnership, limited liability company, group or other entity;

(viii)           The term “Representatives” shall mean, with respect to any person, such person’s affiliates (including, without limitation, subsidiaries) and joint ventures and any of the foregoing persons’ respective directors, officers, employees, agents, representatives and advisors (including, without limitation, financial advisors, bankers, consultants, agents, counsel and accountants) and your Approved Financing Sources; provided, however, that, when used with respect to the Company, the Company’s Representatives shall not include Mr. Miller or you or any other director of the Company who is also personnel of you or any Approved Financing Source, other than, in each case, when any such person is acting in his, its or their capacity as a director or officer of the Company; and

(ix)           The term “Superior Proposal” shall mean, when used with respect to a pending Acquisition Transaction, any Fully Financed, bona fide written offer to acquire all of the shares of common stock of the Company not already owned by the offeror (or by any other persons acting in concert with the offeror) (a) for cash at a price per share at least $1.00 higher than the price per share being offered in such pending Acquisition Transaction, (b) pursuant to a transaction that, taking into account all relevant factors, including without limitation, the source of financing, regulatory concerns and other factors, is reasonably likely to be consummated, (c) that is otherwise on customary terms and conditions and (d) that can immediately be accepted by the Special Committee (subject to any legal or other requirements binding upon, or imposed by, the Special Committee, such as the need to evaluate and approve the offer under applicable law).  For purposes of  determining whether an offer constitutes a Superior Proposal, in the event the consideration being offered in such pending Acquisition Transaction includes any publicly traded equity securities, those equity securities shall be ascribed a value equal to the volume weighted average of the closing prices of such security on the primary securities exchange on which such security is traded for the five (5) consecutive trading days ending on and including the second trading day prior to the date on which you make your offer to the Special Committee.

1.3           Special Committee Authority.  Unless otherwise expressly agreed to in writing by the Special Committee, any and all actions contemplated hereby to be taken by the Company shall be taken by the Special Committee on behalf of the Company; provided, however, that any action contemplated hereby to be taken by the Special Committee shall be taken by the Company from and after the dissolution of the Special Committee.

2.             Evaluation Material.

2.1           Nondisclosure of Evaluation Material.  You hereby agree that you shall, and you shall cause your Representatives (other than Approved Financing Sources), to:  (i) use the

Evaluation Material solely for the purpose of evaluating, negotiating, financing, consummating, and implementing a possible Transaction and your possible participation in the Transaction, (ii) keep the Evaluation Material strictly confidential in accordance with this letter agreement, and (iii) without the prior written consent of the Special Committee, not disclose any of the Evaluation Material to any person; provided, however, that you may disclose any of the Evaluation Material to (a) your Representatives (including Approved Financing Sources) solely for purposes of evaluating, negotiating, financing, consummating and/or implementing a possible Transaction and your possible participation in the Transaction who agree to be bound by the terms hereof to the same extent as if they were parties hereto or (b) any Miller Party; provided, however, that, for purposes of clauses (a) and (b), without the Special Committee’s prior consent, you shall not, and you shall cause your Representatives (other than Approved Financing Sources) not to, disclose to any of your Approved Financing Sources or any Miller Party any Evaluation Material (other than Derivative Information that contains, reflects and is based upon only Information that has already been provided to the Special Committee or its financial advisors, and no other Information) unless such Evaluation Material has already been provided to the Special Committee or its financial advisors, and (c) as otherwise permitted by Paragraph 2.2 hereof.

2.2           Compulsory Disclosure.  In the event that you or any of your Representatives (other than Approved Financing Sources) receives a request (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose, or is otherwise required by law, regulation, or regulatory authority or order or any rule of any stock exchange to which you or any of your Representatives is subject (“Law”) to disclose, any of the Evaluation Material, you or such Representative (other than Approved Financing Sources) shall, unless prohibited by Law, (i) provide the Company and the Special Committee with prompt written notice of such request or requirement, along with, to the extent applicable, a copy of the request and the proposed disclosure, the circumstances surrounding such request or requirement, the reason that such disclosure is required and the time and place such disclosure is expected to be made, in each case with sufficient specificity so that the Company and/or the Special Committee may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement, and (ii) if requested by the Company and/or the Special Committee, assist the Company and/or the Special Committee (in each case, at the Company’s sole expense) in seeking a protective order or other appropriate remedy in response to such request or requirement.  Without limiting the generality of the foregoing, you shall not, and shall cause your Representatives (other than Approved Financing Sources) not to, oppose any action by the Company and/or the Special Committee to obtain such a protective order or other remedy.  Notwithstanding Paragraph 2.1, if, in the absence of a protective order or other remedy or the receipt of a waiver by the Company and the Special Committee, you are, or any of your Representatives is, nonetheless, on the advice of counsel, required by Law to disclose any Evaluation Material, you or such Representative may disclose to the applicable tribunal or other person only that portion of the Evaluation Material which such counsel advises is required by Law to be disclosed, provided that you, or, if applicable, such Representative, exercise commercially reasonable efforts to continue to preserve, and have such tribunal or other person preserve, the confidentiality of such Evaluation Material.  Notwithstanding any disclosure of Evaluation Material pursuant to this Paragraph 2.2, you and your Representatives will continue to be bound by your and their obligations of confidentiality (including, without limitation, with respect to any Evaluation Material disclosed pursuant to this Paragraph 2.2) and other obligations hereunder.  Notwithstanding the foregoing, you may make filings (and disclosures required therein) under Section 13(d) of the Exchange Act that are on the advice of counsel required to be made by you or your Representatives without complying with this Paragraph 2.2; provided, that you have provided notice of your intent to make such filing (along with a reasonable description of the material items that will be disclosed in such filing) to the Special Committee as promptly as practical and in any event at least eight (8) hours prior to the filing thereof.

2.3           Information Request Procedures.  You further agree that, without the prior written consent of the Special Committee but subject to Paragraph 6.2 hereof, all communications from you or your Representatives to the Company regarding any Transaction, including, without limitation, requests for Information, will be submitted only to the Representatives of the Special Committee listed on Annex A hereto or to such other person or persons as the Special Committee may direct in writing and, unless expressly directed to the contrary by the Special Committee, not to the Company or any of its Representatives.  Subject to Paragraph 6.2 hereof and other than with respect to Approved Financing Sources, you agree that you will not, and you will cause your Representatives (other than Approved Financing Sources) not to, engage in any discussions with the Company or any of its suppliers, vendors, service providers, joint venture partners, consultants or lenders regarding any Transaction without the prior consent of the Special Committee.  Notwithstanding the foregoing and subject to the proviso in Paragraph 2.1(iii)(a), you shall not be prohibited from engaging in any communications with any Miller Party or any director of the Company who is also personnel of you or any Miller Party.

2.4           Return and Destruction of Evaluation Material.  At any time upon the request of the Special Committee for any reason, you will promptly (i) deliver to the Special Committee all Evaluation Material (other than Derivative Information) in the possession of you or any of your Representatives (other than Approved Financing Sources) and (ii) at your election, deliver to the Special Committee or destroy all other Evaluation Material constituting Derivative Information in your or their possession, in each case without keeping any copies, in whole or part, in any medium whatsoever, thereof.  In the event of such a request, you shall deliver to the Special Committee a certificate stating that you have complied with all of the requirements of this Paragraph 2.4.  Notwithstanding the return or the destruction of the Evaluation Material or the termination of discussions regarding the Transaction, you and your Representatives may retain Evaluation Material as required by Law or internal document retention policies solely for such purposes (and not for the purposes provided for in Paragraph 2.1); provided that you and your Representatives will continue to be bound by your and their respective obligations of confidentiality (including, without limitation, with respect to any Evaluation Material destroyed or not returned pursuant to this Paragraph 2.4) and other obligations hereunder.

2.5           Accuracy of Evaluation Material.  You understand and agree that none of the Company, the Special Committee or any of their respective Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material.  You agree that none of the Company, the Special Committee or any of their respective Representatives shall have any liability to you or any of your Representatives relating to or resulting from the use of the Evaluation Material, including, without limitation, for any conclusions that you or any of your Representatives derive from the Evaluation Material.  Only those representations or warranties that are made in a final definitive agreement providing for the Transaction, when, as and if executed and delivered by the parties, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

2.6           Privileges.  The Company does not intend to waive, or to cause any of its Representatives to waive, the attorney-client, attorney work product or other applicable privilege of the Company or any of its subsidiaries or joint ventures (“Privilege”) by providing any Evaluation Material subject to a Privilege, and any production by the Company or any of its Representatives of such Evaluation Material shall be inadvertent.  Accordingly, you agree that a production to you or any of your Representatives by the Company or any of its Representatives of Evaluation Materials protected by a Privilege shall not constitute a waiver of any such Privilege by any person, and you agree that, upon request by the Company or any of its Representatives, you will, and you will cause your Representatives (other than Approved Financing Sources) to, immediately return and/or destroy such inadvertently produced Evaluation Materials.

2.7           Ownership of Evaluation Material.  Nothing herein, nor any disclosure contemplated hereby, shall be deemed to transfer to you or any other person any interest in, or confer in you or any other person any right (including, without limitation, intellectual property right) over, the Evaluation Material whatsoever beyond those interests and rights expressly provided for in this letter agreement.

3.             Non-Solicitation; Non-Hire.

In consideration of the Evaluation Material being furnished to you, you hereby agree that, for a period of one (1) year from the date hereof, you will not, and will cause your Representatives (other than Approved Financing Sources and third party advisors not taking action on your behalf or at your direction) not to, directly or indirectly, without obtaining the prior written consent of the Company and the Special Committee, solicit for employment or employ any of the officers or senior employees of the Company or any of its subsidiaries or joint ventures, other than officers or employees who have ceased to be such prior to your solicitation or employment of them; provided, however, that the foregoing shall not restrict your ability to conduct generalized searches for officers or employees by use of advertisements in periodicals of general circulation or general solicitations through recruiting agencies, in each case not directed at such officers or employees.

4.             Standstill and Related Provisions.

4.1           Standstill Provisions.  In consideration of the Evaluation Material being furnished to you, you hereby agree that, for a period of fifteen (15) months from the date hereof (the “Restricted Period”), unless expressly permitted or authorized hereby or in writing by the Special Committee to do so, you will not, and you will cause your Representatives (other than Approved Financing Sources and third party advisors not taking action on your behalf or at your direction) not to, directly or indirectly, acting alone or as part of a group: (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any (a) voting or other equity securities or direct or indirect rights to acquire any voting or other equity securities of the Company or any of its subsidiaries or joint ventures, or (b) any other securities, rights or interests, including without limitation, options, swaps, derivatives or convertible or other similar instruments, whether real or synthetic, which give you the right to vote or to direct the voting of any voting or equity securities of the Company or any of its subsidiaries or joint ventures; (ii) enter into or agree, offer, propose or seek to enter into, or otherwise be involved in or part of, directly or indirectly, any Acquisition Transaction; (iii) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Company in connection with or related in any way to an Acquisition Transaction; (iv) form, join or in any way participate in a group with respect to any voting or other equity securities of the Company or any of its subsidiaries or joint ventures (other than a Permitted Group (as defined below)); (v) seek or propose, alone or in concert with others, to influence or control the management or policies of the Company or any of its subsidiaries or joint ventures in connection with or related in any way to an Acquisition Transaction; (vi) directly or indirectly enter into any discussions, negotiations, arrangements or understandings with any other person (other than Approved Financing Sources and the Miller Parties to the extent permitted hereby) with respect to any of the foregoing activities or propose any of such activities to any other person (other than Approved Financing Sources and Miller Parties to the extent permitted hereby); (vii) advise, assist, encourage, or act as a  financing source for or otherwise invest in any other person who may serve as a financing source in connection with any of the foregoing activities (other than Approved Financing Sources or the Miller Parties); (viii) disclose (except to the extent permitted hereby, to the Company, the Special Committee or their respective Representatives, Approved Financing Sources or the Miller Parties) any intention, plan or arrangement inconsistent with any of the foregoing; (ix) request that the Company, the Special Committee or their respective Representatives, directly or indirectly (a) amend or waive any provision of this Paragraph 4.1 (including this clause (ix)) or (b) otherwise consent to any action inconsistent with any provision of this Paragraph 4.1 (including this clause (ix)); (x) take any action that might require the Company, the Special Committee or any of their respective Representatives to make a public announcement regarding any of the activities referred to in clauses (i)-(ix) of this Paragraph 4.1 (other than disclosures expressly permitted by this letter agreement); or (xi) agree to take any of the foregoing actions; provided, however, that the foregoing shall not restrict your and your Representatives’ ability to (a) take any action, or permit any of your Representatives to take any action, in (and solely in) your capacity, or the capacity of any such Representative, as a director of the Company, (b) exercise any of your or any such Representative’s options to purchase common stock of the Company, (c) acquire shares of common stock of the Company or other securities of the Company by way of distributions of such securities in connection with deferred director compensation, (d) as long as you have complied and continue to comply with the second sentence of Paragraph 4.3 (which shall not be limited by this clause (d)) submit to the Special Committee one or more confidential proposals regarding a Transaction or (e) have discussions with and among your Representatives  or the Miller Parties with respect to a proposal for a Transaction, including, to the extent permitted by Paragraph 4.3, to form a group that is a Permitted Group.  For the avoidance of doubt, nothing in this letter agreement shall restrict your or your affiliates’ ability to (1) sell or transfer (in whole or in part) or vote any securities of the Company in your sole and absolute discretion or (2) amend your Schedule 13D as legally required (it being understood, however, that this clause (2) shall not be construed to permit you to take actions otherwise prohibited by this letter agreement).  This letter agreement shall constitute a “standstill agreement” for purposes of the definition of “Acquiring Person” as defined in the Rights Agreement, dated as of January 12, 2011, by and between the Company and Continental Stock Transfer & Trust Company, as Rights Agent.

4.2           Prohibition on Voting Restrictions.  During the Restricted Period, you shall not, and you shall cause your Representatives (other than Approved Financing Sources and third party advisors not taking action on your behalf or at your direction) not to, enter into any exclusivity, lock-up or other agreement, arrangement or understanding, whether written or oral, with any current or future shareholder of the Company or other person that has the right to vote or direct the voting of voting securities of the Company that is intended or could reasonably be expected to limit, restrict, restrain or otherwise impair in any manner, directly or indirectly, the ability of such person to (i) vote any voting securities of the Company beneficially owned by such person (or with respect to which such person otherwise has the right to vote or to the direct the voting of such voting securities) in favor of, or (ii) tender any such voting or equity securities of the Company into any offer made in connection with any transaction involving the Company.

4.3           Group Formation; Permitted Groups.  You acknowledge that you have filed a Schedule 13D with the Securities and Exchange Commission in which you disclaim, as of the date of such Schedule 13D, (i) the formation of a group with Mr. Miller, Ares Management LLC and its funds and accounts under management and/or T. Boone Pickens, Jr. and (ii) beneficial ownership of shares of common stock of the Company of such persons.  You shall not, without the prior written consent of the Special Committee, join or form a group with any person other than Mr. Miller and/or any Approved Financing Source.  Any group permitted to be formed pursuant to the immediately preceding sentence or with the prior written consent of the Special Committee shall be referred to as a “Permitted Group.”

4.4           Termination of Standstill and Related Provisions.  Notwithstanding the foregoing, if (i) the Company enters into a definitive agreement with any person other than you, any of your affiliates or any other person who is a participant in a Permitted Group of which you are also a participant that provides for an Acquisition Transaction that is approved, and recommended to the Company’s shareholders, by the Special Committee, and (ii) thereafter you make a Superior Proposal, the effectiveness of Paragraphs 4.1 and 4.2 and the second sentence of Paragraph 4.3 shall terminate and the provisions of those paragraphs and sentence shall have no further force and effect.

5.             Financing Sources and Other Interested Persons.

5.1           Approved Financing Sources.  Except for your Representatives, you shall not, and you shall cause your Representatives (other than Approved Financing Sources) not to, provide any Evaluation Material to any person except your Approved Financing Source or the Miller Parties.  “Approved Financing Source” shall mean (a) any person listed on Annex B hereto (with respect to your Approved Financing Sources) or Annex B to the Miller NDA (with respect to Mr. Miller’s Approved Financing Sources) and (b) any other person expressly approved by the Special Committee as an Approved Financing Source of you or Mr. Miller (such consent not to be unreasonably withheld); provided in each case that a person shall be your Approved Financing Source for these purposes only if such person, the Company and the Special Committee shall have entered into a confidentiality agreement having terms and conditions reasonably acceptable to the Special Committee.  The Company and the Special Committee shall enter into a confidentiality agreement with any such potential Approved Financing Source in the form set forth on Annex C to the Miller NDA (with appropriate changes to reflect that the Approved Financing Source is an Approved Financing Source of you rather than Mr. Miller) if such Approved Financing Source is (x) listed on Annex B to the Miller NDA and is an internationally-recognized commercial lending institution that provides or shall provide solely debt financing to you or (y) listed on Annex B, in each case unless (1) the potential Approved Financing Source desires or insists upon material changes thereto and/or (2) the Special Committee concludes in good faith that such form of confidentiality agreement is not adequate or appropriate for such purposes as a result of any change, event or circumstance occurring or existing after the date of the Miller NDA, in which case the Special Committee, on behalf of itself and the Company, shall negotiate in good faith in an attempt to reach agreement on terms thereof acceptable to the parties.  If the parties propose to enter into a confidentiality agreement in the form set forth on Annex C to the Miller NDA (with such changes referenced above), then promptly following your request, or in the case of a confidentiality agreement negotiated among the parties pursuant to the previous sentence, then promptly following agreement between the parties on the terms thereof, the Company and the Special Committee agree to execute such confidentiality agreement.

5.2           Financing Arrangements.  You agree that without the prior written consent of the Special Committee, you shall not, and you shall cause your Representatives (other than Approved Financing Sources) not to, directly or indirectly, enter into any agreements, arrangements or understandings, whether written or oral, with any person that provides or contemplates that such person shall, or reasonably could be expected to, directly or indirectly, provide equity or debt financing for, or otherwise serve as a principal party or investor in, any Transaction except for agreements, arrangements or understandings you may enter into in the future with your Approved Financing Sources or any Miller Parties (but in any event subject to the other limitations set forth in this letter agreement, including Paragraph 5.3).  You represent and warrant to the Company and the Special Committee that neither you nor any of your Representatives (other than Approved Financing Sources) that are acting on your behalf or at your direction have entered into any such agreement, arrangement or any understanding other than those that have been disclosed in writing to the Special Committee or publicly disclosed as of the date hereof.

5.3           Prohibition on Exclusive Arrangements.  You shall not, and you shall cause your Representatives (other than Approved Financing Sources and third party advisors not taking action on your behalf or at your direction) not to, enter into any exclusivity, lock-up or other agreement, arrangement or understanding, whether written or oral, with any person that is intended or could otherwise reasonably be expected to limit, restrict, restrain or otherwise impair in any manner, directly or indirectly, the ability of such person to provide financing to any other person in connection with any transaction involving the Company; provided, however, that nothing in this sentence shall prohibit you from limiting, restricting, restraining or impairing any person (other than an Approved Financing Source of Mr. Miller) that is providing equity financing to you from providing equity financing to any other person.  You represent and warrant to the Company and the Special Committee that neither you nor any of your Representatives that are acting on your behalf or at your direction (other than Approved Financing Sources and third party advisors not taking action on your behalf or at your direction) have entered into any such agreement, arrangement or any understanding as of the date hereof.

5.4           No Discouragement.  You shall not, and you shall cause your Representatives (other than Approved Financing Sources and third party advisors not taking action on your behalf or at your direction) not to, take any action to discourage any person from making any proposal with respect to a Transaction.

6.             Miscellaneous.

6.1           Compliance with Securities Laws.  You understand and agree that you are aware, and that you will advise your Representatives, that the federal and state securities laws prohibit any person who has material, non-public information about a company from purchasing or selling securities of such a company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that the person is likely to purchase or sell those securities.  You will, and will cause your Representatives (other than Approved Financing Sources and third party advisors not taking action on your behalf or at your direction) to, comply with federal and state securities laws in connection with the receipt of Evaluation Material contemplated hereby.

6.2           Fiduciary Responsibilities.  Nothing contained in this letter agreement shall be deemed to limit or expand the rights or obligations of any director of the Company who is also personnel of you in discharging, or restrict such person’s activities in furtherance of, his or her fiduciary responsibilities as a director of the Company for so long as such person shall remain a director of the Company.

6.3           Breach.  You shall be responsible for any breach of this letter agreement by you or any of your Representatives (other than Approved Financing Sources) of the terms specifically applicable to Representatives, and you agree, at your sole expense, to take all reasonable measures to avoid any prohibited or unauthorized disclosure or use of the Evaluation Material or other breach of this letter agreement by any of your Representatives (other than Approved Financing Sources) of the terms specifically applicable to Representatives.  The foregoing obligation shall not limit the remedies available to the Company (including, without limitation, the Special Committee) for any such breach of this letter agreement.

6.4           Process.  You agree that unless and until a final definitive written agreement providing for a Transaction has been executed and delivered by the Company and you, none of the Company, the Special Committee or any of their respective Representatives will be under any legal obligation of any kind whatsoever with respect to such Transaction by virtue of this letter agreement.  You further acknowledge and agree that the Special Committee reserves the right to both reject any and all proposals made by you or your Representatives with regard to a Transaction and/or to terminate discussions and negotiations with you or any of your Representatives at any time for any reason or no reason.  The Special Committee retains the right to determine what Information it will make available to you or any of your Representatives.  You also understand and agree that this letter agreement does not limit the Company, the Special Committee or any of their respective Representatives from entering into negotiations and discussions with other parties for a possible transaction in lieu of the Transaction with you and entering into a definitive agreement with respect thereto without prior notice to you or any of your Representatives.  You also understand and agree that this letter agreement does not limit the Company, the Special Committee or any of their respective Representatives from changing in any way the Company’s or the Special Committee’s process for considering the Transaction or any transaction in lieu of the Transaction without prior notice to you or any of your Representatives.

6.5           Notices.  All notices, claims, demands and other communications under this letter agreement shall be in writing and shall be delivered personally, telecopied or emailed with confirmation of receipt, or by next-day courier to you, the Company or the Special Committee, as applicable, at the addresses specified below (or at such other address as shall be specified by a person by like notice; provided that notices of a change of address shall be effective only upon receipt thereof).  Any such notice shall be effective upon receipt, if personally delivered, telecopied or emailed, or one day after delivery to a courier for next-day delivery.

If to you:	Oaktree Capital Management, L.P.
333 South Grand Avenue, 28th Floor
Los Angeles, California 90071
	Attention:	Todd E. Molz
	Facsimile:	(213) 830-8545
	E-mail:	tmolz@oaktreecapital.com

with a copy to:	Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
	Attention:	Kenneth M. Schneider
	Facsimile:	(212) 492-0303
	E-mail:	kschneider@paulweiss.com

If to the Company:	EXCO Resources, Inc.
c/o the Special Committee
c/o Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
	Attention:	Thomas W. Christopher William B. Sorabella
	Facsimile:	(212) 446-4900
	E-mail:	thomas.christopher@kirkland.com william.sorabella@kirkland.com

If to the Special Committee:	The Special Committee
c/o Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
	Attention:	Thomas W. Christopher William B. Sorabella
	Facsimile:	(212) 446-4900
	E-mail:	thomas.christopher@kirkland.com william.sorabella@kirkland.com

6.6           Modification and Waiver.  This letter agreement may be modified or waived only by a separate writing by the Company, the Special Committee and you expressly so modifying or waiving this letter agreement.  It is understood and agreed that no failure or delay by the Company or the Special Committee in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

6.7           Severability.  The invalidity or unenforceability of any provision of this letter agreement shall not affect the validity or enforceability of any other provisions of this letter agreement.  In the event that any of the provisions of this letter agreement shall be held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such provisions shall be deemed limited or eliminated only to the minimum extent necessary so that this letter agreement shall otherwise remain in full force and effect.

6.8           Entire Agreement.  This letter agreement, together with the other instruments and agreements referenced herein, contains the entire agreement between the Company, the Special Committee and you concerning the subject matter hereof.  This letter agreement and such instruments and agreements shall be in addition to, and shall not limit the effectiveness of any other previous agreement, whether written or oral, that may relate to the subject matter hereof, including, without limitation, any agreements entered into, or policies to which you are subject, as an officer of the Company.

6.9           Remedies.  It is further understood and agreed that money damages may not be a sufficient remedy for any breach of this letter agreement by you or any of your Representatives (other than Approved Financing Sources) and, in addition to all other remedies that the Company, the Special Committee or any of their respective Representatives may have at law or in equity, the Company, the Special Committee and any of their respective Representatives shall be entitled to equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such breach and you hereby waive any requirement for the securing or posting of any bond in connection with such remedy.

6.10           Governing Law; Venue.  This letter agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of law provisions thereof.  The parties hereto hereby irrevocably and unconditionally consent to the sole and exclusive jurisdiction of, and waive any objection to the laying of venue in, the federal and state courts sitting in the Borough of Manhattan in the City of New York (collectively, the “New York Courts”) for any action, suit or proceeding arising out of or relating to this letter agreement, and agree not to commence any action, suit or proceeding related thereto except in a New York Court.  Each of the parties hereto further agrees that service of any process, summons, notice or document by registered mail to its address set forth above shall be effective service of process for any action, suit or proceeding brought against it in any New York Court.

6.11           Assignment; Binding Effect.  Without the prior consent of the other party, neither party may assign its rights or obligations (in the case of the Company, other than by operation of law) under this letter agreement to any person. This letter agreement shall be binding upon you and your respective successors and permitted assigns and shall inure to the benefit of, and be enforceable by, the Company and its respective successors and permitted assigns.

6.12           Expenses.  All costs and expenses incurred in connection with this letter agreement and the consideration by the parties of the Transaction, including, without limitation, all fees of law firms, commercial banks, investment banks, accountants, public relations firms, experts and consultants, shall be paid by the party incurring such cost or expense.

6.13           Headings.  Headings included in this letter agreement are for the convenience of the parties only and shall be given no substantive or interpretive effect.

6.14           Counterparts; Signatures.  This letter agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  This letter agreement or any counterpart may be executed and delivered by facsimile or electronic transmission copies, each of which shall be deemed to be an original.

6.15           Term.  Except as otherwise specifically provided herein, this letter agreement shall terminate and be of no further force and effect as of the date that is fifteen (15) months following the date hereof; provided, however, that such termination shall not relieve you from your responsibilities in respect of any breach of this letter agreement prior to such termination.

6.16           Excluded Parties.  Notwithstanding anything in this letter agreement to the contrary, nothing in this letter agreement will apply to or restrict any of the portfolio companies of any investment fund directly or indirectly managed by you, but only to the extent that they have not been provided with any Evaluation Material by you or on your behalf and are not taking action on your behalf or at your direction in any way to the Company.

(Signature page follows)

Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF EXCO RESOURCES, INC.

By:	/s/ Vincent Cebula
Name: Vincent Cebula
Title: Chairman of the Special Committee

EXCO RESOURCES, INC.

By:	/s/ William L. Boeing
Name: William L. Boeing
Title: Vice President and General Counsel

Accepted and agreed as of the date first written above:

OCM PRINCIPAL OPPORTUNITIES FUND III, L.P.
OCM PRINCIPAL OPPORTUNITIES FUND IIIA, L.P.

By: OCM Principal Opportunities Fund III GP, L.P.,
Its: General Partner

By: Oaktree Fund GP I, L.P.,
Its: General Partner

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Authorized Signatory

OCM PRINCIPAL OPPORTUNITIES FUND IV DELAWARE, L.P.

By: OCM Principal Opportunities Fund IV Delaware GP Inc.
Its: General Partner

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Authorized Signatory

OCM EXCO HOLDINGS, LLC

By: Oaktree Capital Management, L.P.,
Its: Manager

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

Annex A

Special Committee Representatives

1.           Bradley Hutchinson, Barclays Capital (bradley.hutchinson@barcap.com)

2.           Gregory Pipkin, Barclays Capital (gpipkin@barcap.com)

3.           Gary Posternack, Barclays Capital (gary.posternack@barcap.com)

4.           Christopher Watson, Barclays Capital (christopher.watson@barcap.com)

5.           George Ackert, Evercore Partners (ackert@evercore.com)

6.           William Hiltz, Evercore Partners (hiltz@evercore.com)

7.           Robert Pacha, Evercore Partners (pacha@evercore.com)

8.           Thomas Christopher, Kirkland & Ellis LLP (thomas.christopher@kirkland.com)

9.           William Sorabella, Kirkland & Ellis LLP (william.sorabella@kirkland.com)

Annex A

Annex B

None

Annex B